EXHIBIT 99.1

Lowell Herb Co. Brings Back Limited Edition ‘Pride Packs’ to Raise Funds for GLAAD During Pride Month

California cannabis brand donating $1 from every pack sold to nonprofit advocacy group

SALINAS, Calif., June 01, 2022 (GLOBE NEWSWIRE) -- Lowell Herb Co., the award-winning cannabis brand owned by California-based and largest seller of packaged cannabis flower (per Headset) Lowell Farms Inc., is celebrating Pride Month in June with the return of its limited edition Pride Packs, with $1 from the sale of each pack supporting GLAAD, the world's largest lesbian, gay, bisexual, transgender, and queer (LGBTQ) media advocacy organization.

“GLAAD has been a trusted partner for many years, and we couldn’t ask for a better one in this crucial fight to raise awareness and reject discrimination,” says Lowell Farms Inc. Chairman of the Board George Allen. “We’re proud to support the organization as well as our LGBTQ+ team members and customers, and we’re grateful for all of the incredible feedback we’ve gotten since first launching our Pride Packs in 2019.”

Every Pride Pack includes six premium, pre-rolled smokes featuring curated, effect-based blends and 3.5 grams of premium rolled flower. The packs are labeled with a Pride Rainbow Lowell logo.

Lowell’s Pride Packs can be purchased at licensed California cannabis retailers and online via the company’s direct-to-consumer shop, Lowell Direct, and Eaze throughout the month of June. Lowell Farms Inc. will also be partnering with retailers and community groups throughout June to help support grassroots advocacy efforts for the LGBTQ+ community.

ABOUT LOWELL HERB CO.
Lowell Herb Co. is one of the fastest-growing, most talked about cannabis brands in North America. Its signature product, Lowell Smokes, has elevated the perception of cannabis consumption. Lowell Herb Co is part of the extensive Lowell Farms portfolio of award-winning brands. Lowell Farms, a California-based vertically integrated cannabis company, grows artisan craft cannabis with a deep love and respect for the plant and prides itself on using sustainable materials, from seed to sale. For more information, visit www.lowellfarms.com and follow on Instagram @lowellfarms.

ABOUT LOWELL FARMS INC.
Lowell Farms Inc. (CSE:LOWL; OTCQX:LOWLF)(the “Company”) is a California-based cannabis company with advanced production capabilities supporting every step of the supply chain, including cultivation, extraction, manufacturing, brand sales, marketing, and distribution. Lowell Farms grows artisan craft cannabis with a deep love and respect for the plant, and prides itself on using sustainable materials – from seed to sale – to produce an extensive portfolio of award-winning originals, including Lowell Herb Co, House Weed, MOON, and Kaizen, for licensed retailers statewide.

ABOUT GLAAD
GLAAD works through entertainment, news, and digital media to share stories from the LGBTQ community that accelerate acceptance. GLAAD rewrites the script for LGBTQ acceptance. As a dynamic media force, GLAAD tackles tough issues to shape the narrative and provoke dialogue that leads to cultural change. GLAAD protects all that has been accomplished and creates a world where everyone can live the life they love. For more information, please visit www.glaad.org or connect with GLAAD on Facebook and Twitter.

Lowell Farms Inc. Media Contact
pr@lowellfarms.com

Lowell Farms Inc. Investor Relations Contact
Bill Mitoulas
416.479.9547
ir@lowellfarms.com

Lowell Farms Inc. Company Contact
Mark Ainsworth
ir@lowellfarms.com